Exhibit 6.11

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (this “Agreement”) is entered into effective as of February 1, 2020 (the “Effective Date”), by and between REMEMBRANCE GROUP, INC., a Delaware corporation (the “Company”), and LITTLEBANC ADVISORS LLC, a Florida limited liability company (“Littlebanc”).

RECITALS

A. The Company has determined that it would be in its best interests to appoint Littlebanc to perform the Services described in this Agreement and has agreed to appoint Littlebanc to perform such Services.

B. Littlebanc has agreed to perform the Services described in this Agreement on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise noted, for all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person; or (ii) any officer, director, shareholder, general partner, limited partner, manager, member, or trustee of such Person. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Board of Directors” means, with respect to the Company, the Board of Directors of the Company, or any committee thereof that has been duly authorized by the Board of Directors to make a decision on the matter in question or bind the Company as to the matter in question.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in Naples, Florida are required, permitted, or authorized, by applicable law or executive order, to be closed for regular banking business.

“Chief Executive Officer” means the Chief Executive Officer of the Company, including any interim Chief Executive Officer.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Officers” means the Chief Executive Officer, Treasurer, Vice President of Operations, Controller, and any other officer of the Company appointed by the Board of Directors of the Company on or after the Effective Date.

“EBITDA” means earnings before interest, tax, depreciation, and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means, collectively, the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder.

“Fiscal Quarter” means the Company’s fiscal quarter.

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.

“Incur” means, with respect to any Indebtedness or other obligation of a Person, to create, issue, acquire (by conversion, exchange, or otherwise), assume, suffer, guarantee, or otherwise become liable in respect of such Indebtedness or other obligation.

“Indebtedness” means, with respect to any Person, (i) any liability for borrowed money, or under any reimbursement obligation relating to a letter of credit; (ii) all indebtedness (including bonds, notes, debentures, purchase money obligations, or similar instrument) for the acquisition of any businesses, properties, or assets of any kind (other than property, including inventory, and services purchased, trade payables, other expenses accruals and deferred compensation items arising in the Ordinary Course of Business); (iii) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (iv) any liabilities of others described in the preceding clauses (i), (ii), and (iii) of this definition that such the Person has guaranteed or that is otherwise its legal liability; and (v) without duplication of the foregoing, any amendment, supplement, modification, deferral, renewal, extension, or refunding of any liability of the types referred to in clauses (i) through (iv) above.

“Indemnified Parties” has the meaning set forth in Article IX hereof.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Losses” has the meaning set forth in Article IX hereof.

“Management Fee” has the meaning set forth in Section 7.1 hereof.

“Management Fee Payment Date” has the meaning set forth in Section 7.1 hereof.

“Littlebanc” has the meaning set forth in the preamble of this Agreement.

“Ordinary Course of Business” means, with respect to any Person, an action taken by such Person if such action is: (i) consistent with the past practices of such Person and is taken in the normal day-to-day business or operations of such Person; and (ii) not required to be specifically authorized or approved by the board of directors, board of managers, or similar governing body or individual of such Person.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

“Services” has the meaning set forth in Section 3.1(b) hereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association, or other Person in which such Person owns, directly or indirectly, more than 50% of the outstanding voting equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors, board of managers, or other governing body of such Person.

ARTICLE II

APPOINTMENT OF LITTLEBANC

Section 2.1 Appointment. The Company hereby agrees to, and hereby does, appoint Littlebanc to perform the Services as set forth in Section 3.1 and in accordance with the terms of this Agreement.

Section 2.2 Term. Littlebanc shall provide the Services to the Company from the Effective Date until the termination of this Agreement in accordance with Article VIII hereof.

ARTICLE III

OBLIGATIONS OF THE PARTIES

Section 3.1 Obligations of Littlebanc.

(a) Subject to the oversight and supervision of the Board of Directors of the Company and the terms and conditions of this Agreement, during the term of this Agreement, Littlebanc shall perform the Services set forth in Section 3.1(b).

(b) Subject to Article VII, Littlebanc agrees and covenants that it shall perform the following services (as may be modified from time to time pursuant to Section 3.4, collectively, the “Services”):

(i) identify, evaluate, manage, perform due diligence on, negotiate, and oversee the acquisitions of target businesses and other assets by the Company or any of its Affiliates or Subsidiaries; provided, however, that Littlebanc shall not advise whether or not such acquisitions shall be structured as asset acquisitions or the acquisition of securities or otherwise and all such determinations will be made by the Company based on legal, tax, and other considerations and the advice of the Company’s accounting, legal, and other advisors;

(ii) evaluate, manage, negotiate, and oversee the disposition of all or any part of the property or assets of the Company or any of its Affiliates or Subsidiaries, including dispositions of all or any part of the Company’s Affiliates or Subsidiaries; provided, however, that Littlebanc shall not advise whether or not such dispositions shall be structured as asset sales or the sales of securities or otherwise and all such determinations will be made by the Company based on legal, tax, and other considerations and the advice of the Company’s accounting, legal, and other advisors;

(iii) identifying, structuring, negotiating, and obtaining bank, institutional, and other sources of debt financing for the benefit of the Company and its Affiliates and Subsidiaries;

(iv) providing advice in connection with the structuring and negotiation of agreements, contracts, documents, and instruments in the Ordinary Course of Business of the Company and its Affiliates and Subsidiaries unrelated to acquisitions and dispositions;

(v) reviewing the provision of services by the Company’s independent accountants, including, but not limited to, the examination by such accountants of financial records and statements of the Company and its Affiliates and Subsidiaries and coordinating the preparation of all required federal, state, and local tax returns;

(vi) providing such assistance to the Company, its Affiliates and Subsidiaries, and their counsel and auditors as may be generally required to properly carry on the business and operations of the Company and its Affiliates and Subsidiaries;

(vii) consulting with the independent accountants and legal counsel of the Company and its Affiliates and Subsidiaries as may be necessary in connection with Littlebanc’s activities hereunder;

(viii) providing advice in connection with any merger, restructuring, recapitalization, share exchange, combination, or change of control transactions involving the Company or any of its Affiliates or Subsidiaries;

(ix) providing management and financial planning, including advice on utilization of assets and financial, managerial, and operational advice in connection with the business of the Company and its Affiliates and Subsidiaries;

(x) evaluating the financial and operational performance of the Company or any of its Affiliates or Subsidiaries, including monitoring the business and operations thereof; and

(xi) providing other general business advice to the Company and its Affiliates and Subsidiaries.

The foregoing Services shall include, but are not limited to, the following: (1) recommending to the Company’s Board of Directors (x) the entry into credit facilities or other credit arrangements, structured financings, or other capital market transactions to the extent consistent with this Agreement, and (y) changes or other modifications in the capital structure of the Company, including repurchases; (2) recommending to the Company’s Board of Directors the engagement of or, if approval is not otherwise required hereunder, engaging agents, consultants, or other third party service providers to the Company, including accountants, lawyers, registered investment advisers, or experts, in each case, as may be necessary by the Company from time to time; (3) managing or overseeing litigation, administrative or regulatory proceedings, investigations, or any other reviews of the Company’s business or operations that may arise in the Ordinary Course of Business or otherwise, subject to the approval of the Company’s Board of Directors, to the extent necessary in connection with the settlement, compromise, consent to the entry of an order or judgment, or other agreement resolving any of the foregoing; (4) establishing and maintaining appropriate insurance policies with respect to the Company’s business and operations; and (5) recommending to the Company’s Board of Directors the payment of dividends or other distributions on the equity interests of the Company.

(c) In connection with the performance of the Services under this Agreement, Littlebanc shall have all necessary power and authority to perform, or cause to be performed, such Services on behalf of the Company.

(d) In connection with the performance of its obligations under this Agreement, Littlebanc is not permitted to, and nothing in this Agreement shall require Littlebanc to, engage in any activities that would cause it to become an “investment adviser” as defined in Section 202(a)(11) of the Investment Advisers Act, or any successor provision thereto. It is expressly acknowledged and agreed by the Company that Littlebanc shall not advise the Company as to the value of securities or as to the advisability of investing in, purchasing, or selling securities.

(e) While Littlebanc is providing the Services under this Agreement, Littlebanc shall also be permitted to provide services, including services similar to the Services covered hereby, to any other Persons. This Agreement and Littlebanc’s obligation to provide the Services under this Agreement shall not create an exclusive relationship between Littlebanc and its Affiliates, on the one hand, and the Company and its Affiliates and Subsidiaries, on the other hand.

Section 3.2 Obligations of the Company.

(a) The Company shall do all things reasonably necessary on its part as requested by Littlebanc consistent with the terms of this Agreement to enable Littlebanc to fulfill its obligations under this Agreement.

(b) The Company shall take reasonable steps to ensure that: (i) its officers and employees act in accordance with the terms of this Agreement and the reasonable directions of Littlebanc in fulfilling Littlebanc’s obligations hereunder and allowing Littlebanc to exercise its powers and rights hereunder; and (ii) the Company provides to Littlebanc all reports (including monthly management reports and all other relevant reports) that Littlebanc may reasonably request and on such dates as Littlebanc may reasonably request.

(c) The Company agrees that, in connection with the performance by Littlebanc of its obligations hereunder, Littlebanc may recommend to the Company, and may engage in, transactions with any of Littlebanc’s Affiliates; provided, however, that any such transactions shall be subject to the authorization and approval of the Company’s Board of Directors.

(d) The Company shall take any and all actions necessary to ensure that it does not become an “investment company,” as defined in Section 3(a)(l) of the Investment Company Act, or any successor provision thereto.

Section 3.3 Acquisition and Disposition Opportunities.

(a) During the term of this Agreement, Littlebanc shall review and make recommendations to the Company’s Board of Directors regarding acquisition and disposition opportunities; provided, however, that Littlebanc shall not advise the Company as to whether or not such acquisitions or dispositions shall be structured as asset acquisitions or dispositions or as acquisitions or dispositions of securities or otherwise, and all such determinations will be made by the Company based on legal, tax, and other considerations and the advice of the Company’s accounting, legal, and other advisors. In the event that any such opportunity is not originated by Littlebanc, the Company’s Board of Directors shall seek a recommendation from Littlebanc prior to making any decision concerning such opportunity.

(b) In the case of any acquisition or disposition opportunity that involves an Affiliate of Littlebanc or the Company, the Company’s Board of Directors shall be required to authorize and approve such transaction.

(c) Littlebanc shall review each acquisition or disposition opportunity presented to Littlebanc to determine, in its sole discretion, if such acquisition or disposition opportunity satisfies the Company’s acquisition criteria, as established by the Company’s Board of Directors from time to time. If Littlebanc determines, in its sole discretion, that such an opportunity satisfies such criteria, Littlebanc shall refer such opportunity to the Company’s Board of Directors for its authorization and approval prior to any consummation thereof.

(d) In the event that an acquisition opportunity is referred to the Company’s Board of Directors by Littlebanc and the Company’s Board of Directors determines not to promptly pursue such opportunity in whole or in part, any part of such opportunity that the Company does not promptly pursue may be pursued by Littlebanc or may be referred by Littlebanc to any Person, including Affiliates of Littlebanc, in the sole discretion of Littlebanc.

Section 3.4 Change of Services.

(a) The Company and Littlebanc shall have the right at any time during the term of this Agreement to change the Services provided by Littlebanc and such changes shall in no way otherwise affect the rights or obligations of any party hereunder.

(b) Any change in the Services shall be authorized in writing and evidenced by an amendment to this Agreement, as provided in Section 12.9. Unless otherwise agreed in writing, the provisions of this Agreement shall apply to all changes in the Services.

ARTICLE IV

POWERS OF LITTLEBANC

Section 4.1 Powers of Littlebanc.

(a) Littlebanc shall have no power to enter into any contract for or on behalf of the Company or otherwise subject it to any obligation, and such powers shall be the sole right and obligation of the Company, acting through its Board of Directors and/or the Company Officers.

(b) Subject to Section 4.2 and for purposes other than to delegate its duties and powers to perform the Services, Littlebanc shall have the power to engage any agents (including, but not limited to, real estate agents and managing agents), valuation consultants, appraisers, business brokers, contractors and advisors (including accounting, financial, tax, and legal advisors) that it deems necessary or desirable in connection with the performance of its obligations hereunder, which costs therefor shall be subject to reimbursement in accordance with Section 7.2 hereto.

Section 4.2 Delegation. Littlebanc may delegate or appoint: (a) any of its Affiliates as its agent, at its own cost and expense, to perform any or all of the Services hereunder; or (b) any other Person, whether or not an Affiliate of Littlebanc, as its agent, at its own cost and expense, to perform those Services which, in the sole discretion of Littlebanc, are not critical to the ability of Littlebanc to satisfy its obligations hereunder; provided, however, that, in each case, Littlebanc shall not be relieved of any of its obligations or duties owed to the Company hereunder as a result of such delegation. Littlebanc shall be permitted to share Company information with its appointed agents subject to appropriate and reasonable confidentiality arrangements. For the avoidance of doubt, any reference to Littlebanc herein shall include its delegates or appointees pursuant to this Section 4.2.

Section 4.3 Littlebanc’s Obligations, Duties, and Powers Exclusive. The Company agrees that during the term of this Agreement, the obligations, duties, and powers imposed on and granted to Littlebanc under Article III and this Article IV are to be performed or held exclusively by Littlebanc or its delegates and the Company shall not retain or engage any other Person to perform any of the Services except in circumstances where it is necessary to do so to comply with applicable law or as otherwise agreed to or delegated, in accordance with Section 4.2 hereof, by Littlebanc in writing.

ARTICLE V

INSPECTION OF RECORDS

Section 5.1 Books and Records of the Company. At all reasonable times and on reasonable notice, Littlebanc and any Person authorized by Littlebanc shall have access to, and the right to inspect, for any reasonable purpose, during the term of this Agreement and for a period of five (5) years after termination of this Agreement, the books, records, and data stored in computers and all documentation of the Company pertaining to all Services performed by Littlebanc or the Management Fee to be paid by the Company to Littlebanc. There shall be no cost or expense charged by any party to another party pursuant to the exercise of rights under this Section 5.1.

ARTICLE VI

AUTHORITY OF THE COMPANY AND LITTLEBANC

Each party represents to the other that it is duly authorized with full power and authority to execute, deliver, and perform its obligations and duties under this Agreement. The Company represents that the engagement of Littlebanc has been duly authorized by the Board of Directors of the Company and is in accordance with all governing documents of the Company.

ARTICLE VII

MANAGEMENT FEE; OTHER CONSIDERATION; EXPENSES

Section 7.1 Management Fee.

(a) During the term of this Agreement, as payment to Littlebanc for performing the Services pursuant to this Agreement, the Company shall pay a quarterly management fee (the “Management Fee”) to Littlebanc in an amount equal to the greater of: (i) $150,000; or (ii) 5.00% of the EBITDA of the Company and its Subsidiaries and Affiliates for the most recently completed Fiscal Quarter. The Management Fee shall be paid quarterly in arrears on or before 15 days after the end of each Fiscal Quarter (each such date, a “Management Fee Payment Date”) beginning with the first full Fiscal Quarter after the initial closing of the Company’s Reg. A+ offering of Series A Preferred Stock (e.g., if the initial Reg. A+ closing is March 15, 2020, then the first full Fiscal Quarter would be the quarter ending June 30, 2020, and the first Management Fee Payment Date would be July 15, 2020). The Management Fee shall be paid in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by Littlebanc from time to time.

(b) Basis for Calculation of Management Fee. The calculation of the Management Fee shall be based on: (i) the Company’s audited consolidated financial statements to the extent available, (ii) if audited consolidated financial statements are not available, then the Company’s unaudited consolidated financial statements to the extent available, and (iii) if neither audited nor unaudited consolidated financial statements are available, then the Company’s books and records then available; provided, however, that, with respect to any calculation of the Management Fee based on the Company’s books and records, upon availability of the earlier of (x) the Company’s audited consolidated financial statements or (y) the Company’s unaudited consolidated financial statements, in each case, relating to amounts previously calculated by reference to the Company’s books and records, Littlebanc may elect to recalculate any Management Fees that were previously calculated based on the Company’s books and records; provided, further, that the amount so recalculated by Littlebanc shall be conclusive and binding on the parties hereto and no further recalculations shall be required or permitted except that a further recalculation shall be required and performed (A) upon a demonstration of clear error with respect to any prior calculation or recalculation, or (B) upon the restatement of the consolidated financial statements of the Company, or any amounts therein, underlying any prior calculation or recalculation, in each case, at any time..

(c) Default Interest. If the Company does not timely pay the entire amount of the Management Fee due on any Management Fee Payment Date, the Management Fee (or portion thereof) that is not timely paid shall accrue simple interest at a rate of 8.00% per annum until the unpaid Management Fee (or portion thereof) and accrued and unpaid interest thereon are fully paid.

Section 7.2 Reimbursement of Expenses. The Company shall reimburse Littlebanc for all costs and expenses of the Company that are incurred by Littlebanc or its Affiliates on behalf of the Company, including all out-of-pocket costs and expenses incurred in connection with performing Services and all costs and expenses the reimbursement of which is specifically approved by the Board of Directors of the Company. Notwithstanding the foregoing or anything else to the contrary herein, none of the Company or any Subsidiary of the Company shall be obligated or responsible for reimbursing or otherwise paying for any costs or expenses relating to Littlebanc’s overhead or any other costs and expenses relating to Littlebanc’s conduct or maintenance of its business and operations as a provider of services. Any such reimbursement shall be made upon demand by Littlebanc in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by Littlebanc from time to time.

Section 7.3 Restricted Stock Award. During the term of this Agreement, Littlebanc shall be eligible to participate in the Remembrance Group, Inc. 2020 Equity Incentive Plan (the “2020 Equity Plan”) or any successor plan, subject to the terms of the 2020 Equity Plan or any successor plan, as determined by the Board in its discretion. Without limiting the generality of the foregoing, in consideration of Littlebanc entering into this Agreement and performing the Services for the Company, and as additional consideration in excess of the Management Fee and the Company’s reimbursement of expenses to Littlebanc, upon the initial closing of the Company’s Reg. A+ offering of Series A Preferred Stock, the Company shall grant an equity award to Littlebanc pursuant to the 2020 Equity Plan consisting of 1,250,065 shares of restricted Common Stock of the Company, par value $0.0001 per share, of which 25% shall vest on the one year anniversary of the grant date and the remaining 75% shall thereafter vest pro rata on a monthly basis until the fourth anniversary of the grant date. All other terms and conditions of such award shall be governed by the terms and conditions of the 2020 Equity Plan and an Award Agreement to be entered into by and between the Company and Littlebanc.

ARTICLE VIII

TERMINATION; RESIGNATION AND REMOVAL OF LITTLEBANC

Section 8.1 Resignation by Littlebanc. Littlebanc may resign and terminate this Agreement at any time with 90 days’ prior written notice to the Company, which right shall not be contingent upon the finding of a replacement for Littlebanc. However, if Littlebanc resigns, until the date on which the resignation becomes effective, Littlebanc shall, upon request of the Company’s Board of Directors, use reasonable efforts to assist the Company’s Board of Directors to find a replacement for Littlebanc at no cost and expense to the Company.

Section 8.2 Removal of Littlebanc. The Company’s Board of Directors may terminate this Agreement and Littlebanc’s appointment if, at any time:

(a) (i) a majority of the Company’s Board of Directors vote to terminate this Agreement, and (ii) the holders of at least a majority of the then outstanding shares of Common Stock of the Company vote to terminate this Agreement;

(b) neither Michael Margolies nor his designated successor is the managing member of Littlebanc, and such change occurred without the prior written consent of the Company’s Board of Directors;

(c) Littlebanc’s or Michael Margolies’ conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Littlebanc’s ability to perform services for the Company, or results in material reputational or financial harm to the Company or its affiliates; or

(d) there is a finding by a court of competent jurisdiction in a final, non-appealable order that (i) Littlebanc materially breached the terms of this Agreement and such material breach continued unremedied for sixty (60) days after Littlebanc received written notice from the Company setting forth the terms of such material breach, or (ii) Littlebanc (x) acted with gross negligence, willful misconduct, bad faith, or reckless disregard in performing its duties and obligations under this Agreement, or (y) engaged in fraudulent acts in connection with the business and operations of the Company.

Section 8.3 Termination. Subject to Section 12.4, this Agreement shall terminate upon the resignation or removal of Littlebanc in accordance with Section 8.1 or Section 8.2.

Section 8.4 Directions. After a written notice of termination has been given under this Article VIII, the Company may direct Littlebanc to undertake any actions necessary to transfer any aspect of the ownership or control of the assets of the Company to the Company or to any nominee of the Company and to do all other things necessary to bring the appointment of Littlebanc to an end, and Littlebanc shall comply with all such reasonable directions. In addition, Littlebanc shall, at the Company’s expense, deliver to any replacement of Littlebanc or the Company any books or records held by Littlebanc under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit new management of the Company to effectively assume its responsibilities.

Section 8.5 Payments Upon Termination. Notwithstanding anything in this Agreement to the contrary, the fees, costs, and expenses payable to Littlebanc pursuant to Article VII shall be payable to Littlebanc upon, and with respect to, the termination of this Agreement pursuant to this Article VIII. All payments made pursuant to this Section 8.5 shall be made in accordance with Article VII. The Management Fee for the Fiscal Quarter in which this Agreement is terminated shall be prorated and paid to Littlebanc upon termination.

ARTICLE IX

INDEMNITY

Section 9.1 Indemnity. The Company shall indemnify reimburse, defend, and hold Littlebanc and its successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively, the “Indemnified Parties”) harmless from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims, and liabilities (joint or severable) of any kind or nature whatsoever (collectively, “Losses”) that are incurred by such Indemnified Parties in connection with, relating to, or arising out of: (i) the breach of any term or condition of this Agreement; or (ii) the performance of any Services; provided, however, that the Company shall not be obligated to indemnify, reimburse, defend, or hold harmless any Indemnified Party for any Losses incurred by such Indemnified party in connection with, relating to, or arising out of: (a) a breach by such Indemnified Party of this Agreement; (b) the gross negligence, willful misconduct, bad faith, or reckless disregard of such Indemnified Party in the performance of any Services; or (c) fraudulent or dishonest acts of such Indemnified Party with respect to the Company or any of its Subsidiaries. The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity. Without the prior written consent of the Company, no Indemnified Party shall settle, compromise, or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding, or investigation in respect of which indemnification could be sought hereunder unless (x) such Indemnified Party indemnifies the Company from any liabilities arising out of such claim, action, proceeding, or investigation; (b) such settlement, compromise, or consent includes an unconditional release of the Company and Indemnified Party from all liability arising out of such claim, action, proceeding, or investigation; and (c) the parties involved agree that the terms of such settlement, compromise, or consent shall remain confidential.

Section 9.2 Insurance. The Company agrees it shall maintain adequate insurance in support of the indemnity obligations set forth in this Article IX.

ARTICLE X

LIMITATION OF LIABILITY OF LITTLEBANC

Section 10.1 Limitation of Liability. Littlebanc shall not be liable for, and the Company shall not take, or permit to be taken, any action against Littlebanc to hold Littlebanc liable for, any error of judgment or mistake of law or for any loss suffered by the Company or its Subsidiaries (including, without limitation, by reason of the purchase, sale, or retention of any security) in connection with the performance of Littlebanc’s duties under this Agreement, except for a loss resulting from gross negligence, willful misconduct, bad faith, or reckless disregard on the part of Littlebanc in the performance of its duties and obligations under this Agreement, or its fraudulent acts with respect to the Company or any of its Subsidiaries.

Section 10.2 Reliance of Littlebanc. Littlebanc may take and may act and rely upon: (a) the opinion or advice of legal counsel, which may be in-house counsel to the Company or Littlebanc, any U.S.- based law firm, or other legal counsel reasonably acceptable to the Board of Directors of the Company, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Company; (b) advice, opinions, statements, or information from bankers, accountants, auditors, valuation consultants, and other Persons consulted by Littlebanc who are in each case believed by Littlebanc in good faith to be expert in relation to the matters upon which they are consulted; and (c) any other document provided to Littlebanc in connection with the Company upon which it is reasonable for Littlebanc to rely. Littlebanc shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information, or document.

ARTICLE XI

LEGAL ACTIONS

Section 11.1 Third Party Claims.

(a) Littlebanc shall notify the Company promptly of any claim made by any third party in relation to the assets of the Company and shall send to the Company any notice, claim, summons, or writ served on Littlebanc concerning the Company.

(b) Littlebanc shall not, without the prior written consent of the Board of Directors of the Company, purport to accept or admit any claims or liabilities of which it receives notification pursuant to Section 11.1(a) on behalf of the Company or make any settlement or compromise with any third party in respect of the Company.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Obligation of Good Faith; No Fiduciary Duties. Littlebanc shall perform its duties under this Agreement in good faith and for the benefit of the Company. The relationship of Littlebanc to the Company is as an independent contractor and nothing in this Agreement shall be construed to impose on Littlebanc an express or implied fiduciary duty.

Section 12.2 Binding Effect. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 12.3 Compliance. Littlebanc shall (and must ensure that each of its officers, agents and employees) comply with any law, including the Federal Securities Laws and the securities laws of any applicable jurisdiction, in each case, as in effect from time to time, to the extent that it concerns the functions of Littlebanc under this Agreement.

Section 12.4 Effect of Termination. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect thereafter until termination hereof in accordance with Article

VIII. The obligations of the Company set forth in Article VII, Article VIII, Article IX, Section 10.1, Section 12.5, Section 12.9, and Section 12.17 hereof shall survive such termination of this Agreement, subject to applicable law.

Section 12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given: (i) five (5) Business Days following deposit in the regular U.S. mail if sent by registered or certified mail, postage prepaid; (ii) when sent, if sent by e-mail during normal business hours and, if sent after normal business hours, then on the next Business Day; (iii) when delivered, if delivered personally to the intended recipient; and (iv) two (2) Business Days following deposit with a nationally recognized overnight courier service, in each case addressed as follows:

If to the Company:	Remembrance Group, Inc.
365 Fifth Avenue South, Suite 201
Naples, Florida 34102 Attn: Dennis L. Smith
E-mail: dsmith@premierfuneralgroup.com

If to the Littlebanc:	Littlebanc Advisors LLC
455 NE 5th Avenue, D-363
Delray Beach, Florida 33483
E-mail: mm@littlebanc.com

or to such other address or e-mail address as any such party may, from time to time, designate in writing to all other parties hereto, and any such communication shall be deemed to be given, made or served as of the date so delivered or, in the case of any communication delivered by mail, as of the date so received.

Section 12.6 Headings. The headings in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Section 12.7 Applicable Law. This Agreement, the legal relations between and among the parties and the adjudication and the enforcement thereof shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

Section 12.8 Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of Florida, County of Collier or in the United States District Court for the Middle District of Florida and each of the parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Each party irrevocably consents to the service of process in any such action or proceeding by the mailing or e-mailing of copies thereof to such party at its address for notices set forth in Section 12.5; such service to become effective ten (10) days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any party to serve process in any other manner permitted by applicable law. Each of the parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding. The parties agree that any judgment obtained by any party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law. The parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the parties may have. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION AS BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.8.

Section 12.9 Amendment; Waivers. No term or condition of this Agreement may be amended or modified without the prior written consent of the Company and Littlebanc. No term or condition of this Agreement may be waived without the prior written consent of the party against whom such waiver will be enforced. Any waiver granted hereunder shall be deemed a specific waiver relating only to the specific event giving rise to such waiver and not as a general waiver of any term or condition hereof.

Section 12.10 Remedies to Prevailing Party. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 12.11 Severability. Each provision of this Agreement is intended to be severable from the others so that if any provision or term hereof is illegal, invalid, or unenforceable for any reason whatsoever, such illegality, invalidity, or unenforceability shall not affect or impair the validity of the remaining provisions and terms hereof; provided, however, that the provisions governing payment of the Management Fee described in this Agreement are not severable.

Section 12.12 Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties and their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be and being for the sole and exclusive benefit of the parties and their respective successors and permitted assigns and for the benefit of no other Person.

Section 12.13 Further Assurances. Each party hereto shall take any and all such actions, and execute and deliver such further agreements, consents, instruments, and any other documents as may be necessary from time to time to give effect to the provisions and purposes of this Agreement.

Section 12.14 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 12.15 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with regards to the subject matter of this Agreement. Any written or oral agreements, statements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force and effect.

Section 12.16 Assignment. This Agreement shall not be assignable by either party except by Littlebanc to any Person with which Littlebanc may merge or consolidate or to which Littlebanc transfers substantially all of its assets, and then only in the event that such assignee assumes all of the obligations to the Company and the Subsidiaries of the Company hereunder.

Section 12.17 Confidentiality.

(a) Littlebanc shall not, and Littlebanc shall cause its Affiliates and their respective agents and representatives not to, at any time from and after the date of this Agreement, directly or indirectly, disclose or use any confidential or proprietary information involving or relating to (x) the Company, including any information contained in the books and records of the Company; and (y) the Company’s Subsidiaries, including any information contained in the books and records of any such Subsidiaries; provided, however, that disclosure and use of any information shall be permitted (i) with the prior written consent of the Company; (ii) as, and to the extent, expressly permitted by this Agreement or any other agreement between Littlebanc and the Company or any of the Company’s Subsidiaries (but only to the extent that such information relates to such Subsidiaries); (iii) as, and solely to the extent, necessary or required for the performance by Littlebanc, any of its Affiliates, or its delegates of any of their respective obligations under this Agreement; (iv) as, and to the extent, necessary or required in the operation of the Company’s business or operations in the Ordinary Course of Business; (v) to the extent such information is generally available to, or known by, the public or otherwise has entered the public domain (other than as a result of disclosure in violation of this Section 12.17 by Littlebanc or any of its Affiliates); (vi) as, and to the extent, necessary or required by any governmental order, applicable law, or any governmental authority, subject to Section 12.17(c); and (vii) as, and to the extent, necessary or required or reasonably appropriate in connection with the enforcement of any right or remedy relating to this Agreement or any other agreement between Littlebanc and the Company or any of the Company’s Subsidiaries.

(b) For the avoidance of doubt, confidential information includes business plans, financial information, operational information, strategic information, legal strategies or analysis, formulas, production processes, lists, names, research, marketing, sales information, and any other information similar to any of the foregoing or serving a purpose similar to any of the foregoing with respect to the business or operations of the Company or any of its Subsidiaries. However, the parties are not required to mark or otherwise designate information as “confidential or proprietary information,” “confidential” or “proprietary” in order to receive the benefits of this Section 12.17.

(c) In the event that Littlebanc is required by governmental order, applicable law or any governmental authority to disclose any confidential information of the Company or any of its Subsidiaries that is subject to the restrictions of this Section 12.17, Littlebanc shall: (i) notify the Company or any of its Subsidiaries in writing as soon as possible, unless it is otherwise affirmatively prohibited by such governmental order, applicable law, or such governmental authority from notifying the Company or any such Subsidiaries, as the case may be; (ii) cooperate with the Company or any such Subsidiaries to preserve the confidentiality of such confidential information consistent with the requirements of such governmental order, applicable law, or such governmental authority; and (iii) use its reasonable best efforts to limit any such disclosure to the minimum disclosure necessary or required to comply with such governmental order, applicable law, or such governmental authority, in each case, at the cost and expense of the Company.

(d) Nothing in this Section 12.17 shall prohibit Littlebanc from keeping or maintaining any copies of any records, documents, or other information that may contain information that is otherwise subject to the requirements of this Section 12.17, subject to its compliance with this Section 12.17.

(e) Littlebanc shall be responsible for any breach or violation of the requirements of this Section 12.17 by any of its agents or representatives.

Section 12.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[Remainder of Page Left Blank – Signatures Follow]

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the Effective Date.

COMPANY:

REMEMBRANCE GROUP, INC., a Delaware
corporation

By:	/s/ Dennis L. Smith
Name:	Dennis L. Smith
Title:	Chief Executive Officer

LITTLEBANC:

LITTLEBANC ADVISORS LLC, a Florida
limited liability company

By:	/s/ Michael Margolies
Name:	Michael Margolies
Title:	Managing Member

Signature Page to Management Services Agreement